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                                                                     Exhibit 3.5

                      ARTICLES OF AMENDMENT AND RESTATEMENT
                                       OF
                            PFGI CAPITAL CORPORATION



         FIRST: PFGI Capital Corporation, a Maryland corporation, desires to amend and restate its charter as currently in effect and as hereinafter amended.

         SECOND The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

                                    ARTICLE I

                                    FORMATION

                  The undersigned, Tayfun Tuzun, whose address is c/o Provident Financial Group, Inc., One East Fourth Street, Cincinnati, Ohio 45202, being at least eighteen years of age, does hereby form a corporation under the laws of the State of Maryland.

                                   ARTICLE II

                                      NAME

                  The name of the corporation is PFGI Capital Corporation (the "Corporation").

                                  ARTICLE III

                                PRINCIPAL OFFICE

                  The principal office of the Corporation in the State of Maryland is located at c/o The Corporation Trust Incorporated, 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent of the Corporation at that address is The Corporation Trust Incorporated. The resident agent is a Maryland corporation.

                                   ARTICLE IV

                                     PURPOSE

                  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Maryland General Corporation Law, provided that the Corporation's activities shall be limited in such manner to qualify for and maintain status as a real estate investment trust under Section 856 of the Code (defined below) until the Restriction Termination Date (defined below).




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                                   ARTICLE V

                                  CAPITAL STOCK

         Section 5.1 Definitions. The following terms have the following meanings:


         (a) "Administrative Action" means any judicial decision, official administrative pronouncement, published or private ruling, technical advice memorandum, Chief Counsel Advice (as defined in the Code), regulatory procedure, notice, or official announcement.

         (b) "Affiliate" of any specified Person means (i) any other Person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified Person or (ii) any other Person who is a director or executive officer (A) of such specified Person, (B) of any Subsidiary of such specified Person, or (C) of any Person described in clause
(i) above. For purposes of this definition, control of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

         (c) "Automatic Exchange" means an exchange of all of the Series A Preferred Stock, except for the Remarketed Series A Preferred Stock, for Bank Series A Preferred Stock, on a one share for one share basis, in accordance with the terms, conditions, and procedures specified in Section 6.6 hereof.

         (d) "Bank" means The Provident Bank, an Ohio state-chartered member bank of the Federal Reserve System, and its successors and assigns.

         (e) "Bank Series A Preferred Stock" means shares of the nonvoting Series A preferred stock of the Bank, $0.01 par value per share.

         (f) "Board of Directors" means the board of directors of the Corporation.

         (g) "Business Day" means any day other than a Saturday, Sunday or any other day on which banking institutions and trust companies in New York City are permitted or required by any applicable law to close.

         (h) "Capital Stock" of the Corporation means the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock.

         (i) "Code" means the Internal Revenue Code of 1986, as amended.

         (j) "Common Stock" means the common stock of the Corporation, par value $0.01 per share.

         (k) "Dividend Payment Date" means February 17, May 17, August 17 and November 17 of each year, with respect to dividends payable for the Dividend Periods ending on such dates, provided that, if any February 17, May 17, August 17 or November 17 is not a

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Business Day, then the Dividend Payment Date for such Dividend Period ending on such date shall be the next Business Day following such date.

         (l) "Dividend Period" (other than the Initial Dividend Period) means each of the quarterly periods (i) commencing on and including February 18 and ending on and including May 17, (ii) commencing on and including May 18 and ending on and including August 17, (iii) commencing on and including August 18 and ending on and including November 17 and (iv) commencing on and including November 18 and ending on and including February 17 of the following calendar year.

         (m) "Effective Time of Exchange" means 8:00 A.M. Eastern Time on the earliest possible date the applicable Automatic Exchange could occur as evidenced by the issuance by the Bank of a press release prior to such time.

         (n) "Exchange Agreement" means that certain Series A Preferred Stock Exchange Agreement to be dated on or about June 12, 2002 by and between the Corporation and the Bank, as such agreement may be amended, supplemented or otherwise modified from time to time.

         (o) "Exchange Event" means the occurrence of any of the following events: (i) the Bank becomes less than "adequately capitalized" according to regulations established by the Federal Reserve Board pursuant to the Federal Deposit Insurance Corporation Investment Act or as determined by the Ohio Division of Financial Institutions pursuant to the Ohio Banking Code and regulations thereunder, (ii) the Bank is placed into conservatorship or receivership, (iii) the Federal Reserve Board, in its sole discretion, or the Ohio Division of Financial Institutions, in its sole discretion, directs in writing that the Series A Preferred Stock be exchanged in the event that the Federal Reserve Board or the Ohio Division of Financial Institutions, as the case may be, anticipates the Bank becoming less than "adequately capitalized" in the near term, or (iv) the Federal Reserve Board, in its sole discretion, or the Ohio Division of Financial Institutions, in its sole discretion, directs in writing that the Series A Preferred Stock be exchanged in the event that the Bank has a Tier 1 risk-based capital of less than 5.0%.

         (p) "FFO" means funds from operations of the Corporation and is equal to net income of the Corporation, calculated according to generally accepted accounting principles in the United States, plus depreciation of real or personal property used to generate income, less any gain on the sale of real estate plus any loss on the sale of real estate.

         (q) "Forward Purchase Contract" means that certain Forward Purchase Contract Agreement to be dated on or about June 12, 2002 by and among PFGI, the Bank, the Corporation and J.P. Morgan, as such agreement may be amended, supplemented or otherwise modified from time to time.

         (r) "Indebtedness" means any indebtedness for borrowed money or guarantees of indebtedness for borrowed money.

         (s) "Independent Directors" is defined in Section 10.1 hereof.

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         (t) "Initial Dividend Period" means the first Dividend Period following the issuance of any Series A Preferred Stock, which shall commence on and include the first day upon which a share of Series A Preferred Stock shall be issued and shall end on and include the last day of the Dividend Period in which such issuance occurs.

         (u) "Investment Company Act" means the Investment Company Act of 1940, as amended.

         (v) "Investment Company Act Event" means the receipt by the Corporation of an opinion of counsel, rendered by a law firm experienced in such matters, to the effect that there is more than an insubstantial risk that the Corporation is or will be considered an "investment company" that is required to be registered under the Investment Company Act, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency, or regulatory authority.

         (w) "J.P. Morgan" means J.P. Morgan Trust Company, National Association, and its successors and assigns.

         (x) "Junior Stock" means any and all classes or series of equity securities of the Corporation expressly designated as ranking junior to the Series A Preferred Stock as to dividend rights or rights upon the liquidation of the Corporation, including, but not limited to, the Common Stock.

         (y) "Liquidation Value" means $25.00 per share of Series A Preferred Stock, plus the amount of any authorized and unpaid dividends to the date fixed for payment of distributable amounts on such shares, without interest.

         (z) "Mandatory Redemption Date" means the 90th day immediately following August 17, 2005, or, if such date is not a Business Day, the next following Business Day.

         (aa) "Optional Redemption Date" means August 17, 2009.

         (bb) "Participation Agreement" means that certain Master Participation and Servicing Agreement dated on or about June 11, 2002 by and between the Bank and the Corporation, as such agreement may be amended, supplemented or otherwise modified from time to time.

         (cc) "Permitted Indebtedness" means Indebtedness in an aggregate amount not to exceed $10,000,000 so long as the Corporation's outstanding common stockholder's equity as determined in accordance with generally accepted accounting principles in the United States is at least $150,000,000 upon the date of incurrence of any Indebtedness.

         (dd) "Person" means an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c)



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of the Code, association, private foundation within the meaning of Section
509(a) of the Code, joint stock company, or other entity.

         (ee) "PFGI" means Provident Financial Group, Inc., an Ohio corporation, and its successors and assigns.

         (ff) "Preferred Director" means either of the two directors elected by holders of the Series A Preferred Stock in accordance with Section 6.3(b) hereof.

         (gg) "Preferred Stock" means the Series A Preferred Stock and the Series B Preferred Stock of the Corporation.

         (hh) "Rating Agencies" means Moody's Investor Services, Inc., Standard & Poor's, a division of the McGraw-Hill Companies, Inc. and Fitch IBCA.

         (ii) "Record Date" means the record dates for determination of the holders of record of the Corporation's Capital Stock, not more than 45 calendar days nor less than 10 calendar days preceding a Dividend Payment Date therefor, as set by the Board of Directors.

         (jj) "Regulatory Capital Event" means a determination by the Board of Directors, based on an opinion of counsel rendered by a law firm experienced in such matters, that there is more than an insubstantial risk that the Series A Preferred Stock will no longer constitute Tier 1 capital of the Bank for purposes of the capital adequacy guidelines or policies of the Federal Reserve Board, or its successor as the Bank's primary federal banking regulator, as a result of: (i) any amendments to, clarification of, or change in applicable laws or related regulations or official interpretations or policies, or (ii) any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations.

         (kk) "REIT" is defined in Section 9.1 hereof.

         (ll) "Remarketed Series A Preferred Stock" means those shares of the Series A Preferred Stock successfully remarketed in accordance with the Remarketing Agreement and the Forward Purchase Contract.

         (mm) "Remarketing Agreement" means that certain Remarketing Agreement to be dated on or about June 12, 2002 by and among PFGI, the Bank, the Corporation, J.P. Morgan and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as such agreement may be amended, supplemented or otherwise modified, from time to time.

         (nn) "Reset Rate" means the annual dividend rate of the Remarketed Series A Preferred Stock determined in accordance with the Remarketing Agreement and the Forward Purchase Contract.

         (oo) "SDAT" means the State Department of Assessments and Taxation of Maryland.

         (pp) "Senior Stock" means any and all classes or series of equity securities of the Corporation or any warrants, options or other rights exercisable for or convertible or



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exchangeable into any class or series of any of the Corporation's equity securities expressly designated as ranking senior to the Series A Preferred Stock as to dividend rights or rights upon the liquidation, dissolution or winding up of the Corporation.

         (qq) "Series A Preferred Stock" means the Series A non-cumulative preferred stock of the Corporation, par value $0.01 per share.

         (rr) "Series B Preferred Stock" means the Series B preferred stock of the Corporation, par value $2,500.00 per share.

         (ss) "Special Event" means an Investment Company Event, a Regulatory Capital Event, or a Tax Event.

         (tt) "Subsidiary" of a Person means any corporation, association, partnership, or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person, or (iii) one or more Subsidiaries of such Person.

         (uu) "Tax Event" means the receipt by the Corporation of an opinion of counsel, rendered by a law firm experienced in such matters, in form and substance satisfactory to the Corporation, to the effect that there is more than an insubstantial risk that (i) dividends paid or to be paid by the Corporation with respect to the Capital Stock of the Corporation are not, or will not be, fully deductible by the Corporation for United States federal income tax purposes, or (ii) the Corporation is, or will be, subject to additional taxes, duties, or other governmental charges in an amount which the Board of Directors reasonably determines to be significant, as a result of (A) any amendment to, clarification of, or change in, the laws, treaties, or related regulations of the United States or any political subdivisions or their taxing authorities affecting taxation, or (B) an Administrative Action, which amendment, clarification, or change is effective, or such official pronouncement or decision is announced, on or after the date of issuance of any of the Series A Preferred Stock.

         (vv) "Underwriting Agreement" means that certain Underwriting Agreement to be dated on or about June 6, 2002 by and among PFGI, the Bank, the Corporation and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative for the underwriters named therein, as such agreement may be amended, supplemented or otherwise modified, from time to time.

         (ww) "Voting Ratio" means the ratio of voting power in the Corporation, which, without considering any voting power of the Series B Preferred Stock, shall be divided 90% to the authorized shares of Common Stock and 10% to the authorized shares of Series A Preferred Stock.

         Section 5.2 Authorized Shares. The Corporation has authority to issue 13,110,125 shares of stock, consisting of (a) 6,210,000 shares of Common Stock, $0.01 par value per share; (b) 6,900,000 shares of Series A Preferred Stock, $0.01 par value per share and (c) 125 shares of Series B Preferred Stock, $2,500.00 par value per share. The aggregate par value of all



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authorized shares of stock having par value is $443,600.00. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this
Section 5.2. The Board of Directors, without any action by the stockholders of the Corporation, may amend the charter to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

         Section 5.3 Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the charter and the bylaws of the Corporation.

         Section 5.4 Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock. Subject to Section 6.1(e), holders of the Common Stock shall be entitled to receive dividends, if, as and when authorized by the Board of Directors, out of assets of the Corporation legally available therefor; provided, that, so long as any shares of the Series A Preferred Stock are issued and outstanding, such dividends shall only be authorized by the Board of Directors to the extent necessary to maintain the Corporation's status as a REIT.

         Section 5.5 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, into one or more classes or series of stock.

         Section 5.6 Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the SDAT. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this
Section 5.6 may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

         Section 5.7 Series B Preferred Stock Designation. The Series B Preferred Stock shall have preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption as specified by the Board of Directors and set forth in the Articles Supplementary specifying the



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Series B Preferred Stock as the same may be filed with the SDAT. The annual dividend rate of the Series B Preferred Stock shall not exceed [___]%; provided, however, that the Series B Preferred Stock may rank senior to, junior to or pari passu with the Series A Preferred Stock.

                                   ARTICLE VI

                            SERIES A PREFERRED STOCK

         Section 6.1       Dividends.

         (a) Payment of Dividends. Holders of the Series A Preferred Stock shall be entitled to receive, if, as and when authorized and declared by the Board of Directors, out of assets of the Corporation legally available therefor, non-cumulative cash dividends at an initial annual rate of [___]% of the Liquidation Value, and no more. Upon the occurrence of a remarketing in accordance with the Remarketing Agreement and the Forward Purchase Contract, the dividend rate will be the Reset Rate for the Remarketed Series A Preferred Stock. Holders of shares of Series A Preferred Stock which are not so remarketed will continue to be entitled to receive, if, as and when authorized and declared by the Board of Directors, out of assets of the Corporation legally available therefor, non-cumulative cash dividends at an annual rate of [___]% of the Liquidation Value, and no more. The non-cumulative cash dividends described in this Section 6.1(a) shall be payable, if and when authorized and declared, quarterly in arrears on a Dividend Payment Date. Each authorized and declared dividend shall be payable to holders of record of the Series A Preferred Stock as they appear on the stock books of the Corporation at the close of business on a Record Date; provided, however, that if a redemption date for the Series A Preferred Stock occurs after a dividend is authorized and declared but before it is paid, such dividend shall be paid as part of the redemption price to the person to whom the redemption price is paid.

         (b) Proration of Dividends. The amount of dividends payable for the Initial Dividend Period and for any other Dividend Period which, as to a share of the Series A Preferred Stock (determined by reference to the issuance date and the redemption or retirement date thereof), is greater or less than a full Dividend Period shall be computed on the basis of the actual number of days elapsed in the period using a 360-day year composed of twelve 30-day months; provided, however, that in the event of the Automatic Exchange, any authorized and unpaid dividends on the Series A Preferred Stock as of the Effective Time of Exchange shall be deemed to be authorized and unpaid dividends on the Bank Series A Preferred Stock and not on the Series A Preferred Stock.

         (c) No Interest. Holders of the Series A Preferred Stock shall not be entitled to any interest, or any sum of money in lieu of interest, in respect of any dividend payment or other payments on the Series A Preferred Stock authorized and declared by the Board of Directors which may be unpaid. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest authorized and declared but unpaid cash dividend with respect to the Series A Preferred Stock.

         (d) Dividends not Cumulative. The right of holders of the Series A Preferred Stock to receive dividends is non-cumulative. Accordingly, if the Board of Directors does not



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authorize or declare a dividend payable in respect of any Dividend Period, or authorizes or declares less than a full dividend payable in respect of any Dividend Period, holders of the Series A Preferred Stock shall have no right to receive any dividend or a full dividend, as the case may be, in respect of such Dividend Period, and the Corporation shall have no obligation to pay a dividend or to pay full dividends in respect of such Dividend Period, whether or not dividends are authorized and declared and payable in respect of any future Dividend Period.

         (e) Priority as to Dividends. No full dividends or other distributions shall be authorized, declared, or paid or set apart for payment on the Common Stock or Junior Stock, if any, for any Dividend Period unless full dividends have been or contemporaneously are authorized, declared, and paid, or authorized and declared and a sum sufficient for the payment thereof set apart for such payment, on the Series A Preferred Stock for such Dividend Period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) for any Dividend Period on the Series A Preferred Stock, dividends authorized and declared on the Series A Preferred Stock shall only be authorized and declared pro rata based upon the respective amounts that would have been paid on the Series A Preferred Stock had dividends been authorized and declared in full. In addition to the foregoing restriction, the Corporation shall not authorize, declare, pay, or set apart funds for any dividends or other distributions with respect to the Common Stock or Junior Stock, if any, or repurchase, redeem, or otherwise acquire, or set apart funds for repurchase, redemption, or other acquisition of, the Common Stock or Junior Stock, if any, through a sinking fund or otherwise (except by conversion into or exchange for such Common Stock or Junior Stock), unless and until such time as dividends on all outstanding shares of Series A Preferred Stock have been (i) declared and paid for three consecutive Dividend Periods ando (ii) declared and paid or declared and a sum sufficient for such payment has been set apart for payment for the fourth consecutive Dividend Period.

         (f) Priority of Senior Stock. No dividend shall be paid or set aside for holders of Series A Preferred Stock for any Dividend Period unless full dividends have been paid or set aside for the holders of Senior Stock, if any, as to dividends for such Dividend Period.

         (g) Distributions on Liquidation. Any reference to "dividends" or "distributions" in this Article VI shall not be deemed to include any distribution made in connection with any voluntary or involuntary dissolution, liquidation or winding up of the Corporation.

         (h) Determination of Corporation Liabilities. In determining whether a distribution (other that upon voluntary or involuntary dissolution, liquidation or winding up of the Corporation), by dividend, redemption or otherwise, is permitted under Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the liquidation preference of the shares of Series A Preferred Stock will not be added to the Corporation's total liabilities.

         Section 6.2 Liquidation Preference.

         (a) The amount payable on the outstanding Series A Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution, or winding-up of affairs of the Corporation, out of the assets of the Corporation legally available for distribution to stockholders

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under applicable law, or the proceeds thereof, shall be equal to the Liquidation
Value. Upon any such liquidation, dissolution, or winding-up of the Corporation, the holders of the Series A Preferred Stock shall be entitled, before any distribution shall be made to the holders of the Common Stock or Junior Stock, if any, to be paid the full amount of the Liquidation Value, but the holders of the Series A Preferred Stock shall not be entitled to any further payment with respect to such shares. If the amounts available for distribution in respect of the Series A Preferred Stock upon any such voluntary or involuntary liquidation, dissolution, or winding up are not sufficient to satisfy the full liquidation rights of all of the outstanding Series A Preferred Stock, then the holders of such outstanding shares shall share ratably in any such distribution of assets in proportion to the full respective preferential amounts to which they are entitled. All distributions made in respect of the Series A Preferred Stock in connection with such a liquidation, dissolution, or winding up of the Corporation shall be made pro rata per share to the holders entitled thereto.
The consolidation or merger of the Corporation with or into any other entity, the consolidation or merger of any other entity with or into the Corporation or the sale of all or substantially all of the Corporation's property or business, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section.

         (b) So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not voluntarily liquidate, dissolve, or wind-up without the prior approval of the Federal Reserve Board.

         Section 6.3       Voting Rights.

         (a) General. In addition to the special voting rights specified in subsections (b) and (c) hereof, the holders of the Series A Preferred Stock shall be entitled to 1/10th of one vote per share on all matters submitted to a vote of the stockholders, voting as a single class with the holders of the Common Stock and the holders of any other class of stock entitled to vote as a single class with the holders of the Common Stock.

         (b) Right to Elect Additional Directors under Certain Circumstances. If full dividends on the Series A Preferred Stock shall not have been paid for six consecutive Dividend Periods, the number of directors of the Corporation shall thereupon be increased by two and, subject to compliance with any requirement for regulatory approval of (or non-objection to) persons serving as directors, the holders of the Series A Preferred Stock, voting separately as a class, shall have the exclusive right to elect the two Preferred Directors at the Corporation's next annual meeting of stockholders and at each subsequent annual meeting until full dividends have been authorized, declared, and paid for three consecutive Dividend Periods and authorized and declared and paid or a sum sufficient for payment thereof is set apart for payment for the fourth consecutive Dividend Period. The term of each such Preferred Director elected thereby shall terminate, and the total number of directors shall be decreased by two, upon the first annual meeting of stockholders after the payment or the authorization, declaration, and setting aside for payment of full dividends on the Series A Preferred Stock for four consecutive Dividend Periods, or, if earlier, upon the occurrence of an Automatic Exchange or redemption of all the Series A Preferred Stock. Any Preferred Director may be removed by, and shall not be removed except by, the majority vote of the holders of record of the outstanding Series A Preferred Stock, voting together as a single class, at a meeting of the holders of the Series A Preferred Stock called for such purpose. As long as dividends on the Preferred Stock shall not have been paid for six




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Dividend Periods, (i) any vacancy in the office of a Preferred Director may be filled (except as provided in the following clause (ii)) by an instrument in writing signed by the remaining Preferred Director and filed with the Corporation, and (ii) in the case of the removal of any Preferred Director, the vacancy may be filled by the vote of the holders of the outstanding Series A Preferred Stock, voting together as a single class, at the same meeting at which such removal shall be voted. Each director appointed as aforesaid by the remaining Preferred Director shall be deemed, for all purposes hereof, to be a Preferred Director. Each Preferred Director shall be deemed to be an "Independent Director" for purposes of approving actions requiring the approval of the Independent Directors pursuant to Article X hereof.

         (c) Other Voting Rights. The provisions of Section 8.3 notwithstanding, so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the consent or vote of the holders of at least two-thirds of the outstanding Series A Preferred Stock, voting separately as a class:

         i. amend, alter, or repeal or otherwise change any provision of the charter of the Corporation, including the terms of the Series A Preferred Stock, if such amendment, alteration, repeal, or change would materially and adversely affect the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of the Series A Preferred Stock; provided, however, that an amendment that (A) increases the authorized number of the shares of Series B Preferred Stock or (B) increases the authorized number of the shares of Series A Preferred Stock with a corresponding increase in the authorized number of the shares of Common Stock made to maintain the Voting Ratio of the Corporation shall not be deemed to be a material and adverse change requiring a vote of the holders of the Series A Preferred Stock pursuant to this Section 6.3(c);

         ii. authorize, create, or increase the authorized amount of or issue any class or series of any equity securities of the Corporation that would constitute Senior Stock as to the Series A Preferred Stock, other than the Series B Preferred Stock, or any warrants, options, or other rights exercisable for or convertible or exchangeable into any class or series of any equity securities of the Corporation that would constitute Senior Stock, other than the Series B Preferred Stock;

         iii. effect a consolidation, conversion, or merger of the Corporation with or into, or a share exchange (other than an exchange of Series A Preferred Stock for Bank Series A Preferred Stock upon the occurrence of an Automatic Exchange) with, another entity except that the Corporation may, without the consent or vote of the holders of the Series A Preferred Stock, consolidate or merge with or into, or enter into a share exchange with, another entity if: (A) such entity is an Affiliate of the Bank; (B) such entity is a corporation, business trust, or other entity organized under the laws of the United States or a political subdivision of the United States that is not regulated as an investment company under the Investment Company Act and that, according to an opinion of counsel rendered by a firm experienced in such matters, is qualified as a REIT for United States federal income tax purposes; (C) such other entity expressly assumes all of the Corporation's obligations and commitments pursuant to such consolidation, merger, or share exchange; (D) the outstanding shares of Series A Preferred Stock are exchanged for or converted into shares of the surviving entity having preferences, limitations, and relative voting and other rights substantially identical to those of the Series A Preferred Stock, including limitations on personal liability of the holders; (E) after giving effect to such merger, consolidation or share exchange, no breach, or event which, with the giving of notice or passage of time or both, could become a breach, by the Corporation of its obligations under its charter shall have occurred and be continuing; and (F) the Corporation shall have received written notice from each of the Rating Agencies and delivered a copy of such written notice to the transfer agent of the Corporation confirming that such merger, consolidation or share exchange will not result in a reduction of the rating assigned by any of such Rating Agencies to the Series A Preferred Stock (or the preferred interests of the surviving corporation, trust, or entity issued in replacement of the Series A Preferred Stock), and as a condition to effecting any such consolidation, conversion, merger or share exchange, the Corporation shall deliver to the transfer agent and cause to be mailed to each record holder of the Series A Preferred Stock, at least 30 days prior to such transaction becoming effective, a notice describing such transaction, together with a certificate of one of the executive officers of the Corporation and an opinion of counsel issued to the Corporation, each stating that such consolidation, conversion, merger or share exchange does not violate the requirements of the charter of the Corporation and that all conditions precedent provided for in the charter relating to the transaction have been complied with;

         iv. make or permit to be made any payment to the Bank or its Affiliates relating to any Indebtedness of the Corporation or beneficial interests in the Corporation when the Corporation is precluded, as described under
     Section 6.1(e) hereof, from paying dividends or making distributions in respect of the Common Stock, or make such payment or permit such payment to be made in anticipation of any liquidation, dissolution, or winding up of the Corporation;

         v. incur any Indebtedness other than Permitted Indebtedness or Indebtedness approved by the Independent Directors in accordance with
     Section 10.5;

         vi. pay any dividends or make any other distributions on the Common Stock, unless FFO for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Series A Preferred Stock, except as may be necessary to maintain the Corporation's status as a REIT;

         vii. make any payment of interest or principal with respect to any Indebtedness to the Bank or its Affiliates unless FFO for the four prior fiscal quarters equals or exceeds 150% of the amount that would be required to pay full annual dividends on the Series A Preferred Stock, except as may be necessary to maintain the Corporation's status as a REIT;

         viii. amend or otherwise change the Corporation's policy on reinvesting the proceeds of its assets in other interest-earning assets so that FFO over any period of four fiscal quarters will be anticipated to equal or exceed 130% of the amount that would be required to pay full annual dividends on the Series A Preferred Stock, except as may be necessary to maintain the Corporation's status as a REIT; or

         ix. issue any Common Stock to Persons other than to the Bank or its Affiliates such that the Bank and its Affiliates would own less than 100% of the outstanding common shares of the Corporation.

         Section 6.4 Remarketing and Reset Rate. The shares of Series A Preferred Stock are subject to remarketing in accordance with the Remarketing Agreement and the Forward Purchase Contract so long as the Federal Reserve Board or the Ohio Division of Financial Institutions has not disapproved such remarketing. Holders of shares of the Remarketed Series A Preferred Stock shall be entitled to receive, if, as and when authorized and declared by the Board of Directors out of assets of the Corporation legally available there for, non-cumulative cash dividends at the Reset Rate as provided in Section 6.1(a).

         Section 6.5 Redemption.

         (a) Mandatory Redemption. The Remarketed Series A Preferred Stock is subject to mandatory redemption on the Mandatory Redemption Date. The Remarketed Series A Preferred Stock will be redeemed in cash by the Corporation in whole, but not in part, at the redemption price of $25.00 per share, plus authorized and unpaid dividends to the Mandatory Redemption Date, without interest.

         (b) Optional Redemption. Except for the Remarketed Series A Preferred Stock, the Series A Preferred Stock is not subject to mandatory redemption and, except as hereinafter provided in Section 6.5(c) hereof, is not subject to optional redemption by the Corporation prior to the Optional Redemption Date. On or after the Optional Redemption Date, the Series A Preferred Stock may be redeemed in cash by the Corporation, at its option, in whole or in part, at any time and from time to time, upon notice as provided in Section 6.5(e), at the redemption price of $25.00 per share, plus authorized and unpaid dividends to the date fixed for redemption, without interest.

         (c) Redemption upon the Occurrence of a Special Event. The Corporation will have the right, at any time (whether before or after the Optional Redemption Date) upon the occurrence of a Special Event, to redeem the Series A Preferred Stock, in whole, but not in part, upon notice as provided in Section 6.4(e) hereof, at the Redemption Price (as defined in the Forward Purchase Contract).

         (d) Procedures on Redemption. If less than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Corporation will select those shares to be redeemed pro rata, by lot or by such other methods as the Board of Directors in its sole discretion determines to be equitable, provided that such method satisfies any applicable requirements of any securities exchange or quotation system on which the Series A Preferred Stock is then listed or quoted. If redemption is being effected by the Corporation, on and as of the date fixed for redemption, dividends shall cease to accrue on the shares of Series A Preferred Stock called for redemption, and they shall be deemed to cease to be outstanding, provided that the redemption price (including any authorized and unpaid dividends to the date fixed for redemption, without interest) has been duly paid or provided for.

         (e) Notice of Redemption. Notice of any redemption, setting forth (i) the date and place fixed for said redemption, (ii) the redemption price, and
(iii) a statement that dividends on the shares of Series A Preferred Stock to be redeemed by the Corporation will cease to accrue on such redemption date shall be mailed at least 30 days, but not more than 60 days, prior to said date fixed for redemption to each holder of record of the shares of Series A Preferred Stock to be redeemed at his or her address as the same shall appear on the stock ledger of the Corporation. If less than all of the shares of Series A Preferred Stock owned by such holder are then to be redeemed, such notice shall specify the number of shares thereof that are to be redeemed and the numbers of the certificates representing such shares. Notice of any redemption shall be given by first class mail, postage prepaid. Neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular holder shall affect the sufficiency of the notice or the validity of the proceedings for redemption with respect to the other holders. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the holder receives such notice.

         (f) Status of Redeemed Shares. If such notice of redemption shall have been so mailed, and if, on or before the date fixed for redemption specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation, or any successor or acquiring or resulting entity, separate and apart from its other funds in trust for the account of the holders of the Series A Preferred Stock to be redeemed (so as to be and continue to be available therefor) or delivered to the redemption agent with irrevocable instructions to effect the redemption in accordance with the relevant notice of redemption, then, on and after said redemption date, notwithstanding that any certificate for the Series A Preferred Stock so called for redemption shall not have been surrendered for cancellation or transfer, the Series A Preferred Stock so called for redemption by the Corporation shall be deemed to be no longer outstanding and all rights with respect to such Series A Preferred Stock so called for redemption shall forthwith cease and terminate, except in each case for the right of the holders thereof to receive, out of the funds so set aside in trust, the amount payable on redemption thereof, but without interest, upon surrender (and endorsement or assignment for transfer, if required by the Corporation or such other entity) of their certificates. Except for the shares of Remarketed Series A Preferred Stock, shares of Series A Preferred Stock redeemed pursuant to this Section 6.5, or purchased or otherwise acquired for value by the Corporation shall, after such acquisition, have the status of authorized and unissued shares of Series A Preferred Stock and may be reclassified and issued by the Corporation at any time as shares of any series of preferred stock other than as Series A Preferred Stock.

         (g) Unclaimed Funds. In the event that holders of the shares of Series A Preferred Stock that shall have been redeemed shall not within two years (or any longer period if required by law) after the redemption date claim any amount deposited in trust with a bank or trust company for the redemption of such shares, such bank or trust company shall, upon demand and if permitted by applicable law, pay over to the Corporation (or other entity that redeemed the shares) any such unclaimed amount so deposited with it, and shall thereupon be relieved of all responsibility in respect thereof, and thereafter the holders of such shares shall, subject to applicable escheat laws, look only to the Corporation (or other entity that redeemed the shares) for payment of the redemption price thereof, but without interest from the date fixed for redemption.

         (h) Redemption Approval. Prior to any redemption of the Series A Preferred Stock described in Sections 6.5(b) or (c), the Corporation must receive the prior approval of the Federal Reserve Board and the Ohio Division of Financial Institutions.

         Section 6.6  Automatic Exchange.

         (a) Exchange Event. Upon the occurrence of an Exchange Event, then, subject to the terms and conditions of this Section 6.6, each share of Series A Preferred Stock, except for the Remarketed Series A Preferred Stock, will be exchanged for one newly issued share of Bank Series A Preferred Stock. The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of the Bank Series A Preferred Stock shall be as set forth in the Articles of Incorporation of the Bank, which have been filed with the Secretary of State of Ohio.

         (b) Surrender of Certificates. Upon an Exchange Event, each holder of the Series A Preferred Stock shall be unconditionally obligated to surrender to the Bank the certificates representing each share of Series A Preferred Stock held by such holder, and the Bank shall be unconditionally obligated to issue, or cause to be issued, to such holder in exchange for each such preferred share a certificate representing one share of Bank Series A Preferred Stock pursuant to the Exchange Agreement.

         (c) Procedures for Exchange. The Automatic Exchange shall occur as of the Effective Time of the Exchange. As of the Effective Time of Exchange, (i) all of the outstanding Series A Preferred Stock to be surrendered to the Bank will be deemed canceled and exchanged for shares of Bank Series A Preferred Stock without any further action on the part of the Corporation or any other Person, (ii) all rights of the holders of such Series A Preferred Stock as stockholders of the Corporation shall cease and such persons shall thereupon and thereafter be deemed to be and shall be for all purposes the holders of Bank Series A Preferred Stock and (iii) the Bank will give notice of the Automatic Exchange to the Federal Reserve Board and the Ohio Division of Financial Institutions. Notice of the occurrence of the Exchange Event shall be given by first-class mail, postage prepaid, mailed within 30 days of such event, to each holder of record of the Series A Preferred Stock, at such holder's address as the same appears on the stock register of the Corporation. Each such notice shall indicate the place or places where certificates for the Series A Preferred Stock are to be surrendered by the holders thereof, and the Bank shall deliver, or cause to be delivered, to each such holder certificates for Bank Series A Preferred Stock upon surrender of certificates for the Series A Preferred Stock. Until such replacement share certificates are delivered (or in the event such replacement certificates are not delivered), certificates previously representing the Series A Preferred Stock shall be deemed for all purposes to represent Bank Series A Preferred Stock.

         (d) Status of Redeemed Shares; Dividends. Any of the Series A Preferred Stock redeemed in accordance with Section 6.5 hereof prior to the Effective Time of Exchange shall not be deemed outstanding and shall not be subject to the Automatic Exchange. In the event of an Automatic Exchange, any accrued and unpaid dividends on the Series A Preferred Stock to be surrendered to the Bank as of the Effective Time of Exchange shall be deemed to be accrued and unpaid dividends on the Bank Series A Preferred Stock.

         Section 6.7 No Conversion Rights. The holders of the Series A Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of stock or into any other securities of, or any other interest in, the Corporation.

         Section 6.8 No Sinking Fund. No sinking fund shall be established for the retirement or redemption of the Series A Preferred Stock.

         Section 6.9 No Other Rights. The Series A Preferred Stock shall not have any designations, preferences, or relative, participating, optional, or other special rights, except as set forth in the charter of the Corporation or as otherwise required by law.

         Section 6.10 Compliance with Applicable Law. Authorization by the Board of Directors and declaration and payment by the Corporation of dividends to holders of the Series A Preferred Stock and repurchase, redemption, or other acquisition by the Corporation of the Series A Preferred Stock shall be subject in all respects to any and all restrictions and limitations placed on dividends, redemptions, or other distributions by the Corporation under (i) laws, regulations, and regulatory conditions or limitations applicable to or regarding the Corporation from time to time, and (ii) agreements with federal banking authorities with respect to the Corporation (or any such other entity) from time to time in effect.

         Section 6.11 Authorization and Issuance of Additional Shares. The Series A Preferred Stock shall be subject to the authorization and issuance of Senior Stock to the extent not expressly prohibited by the charter of the Corporation.

                                  ARTICLE VII

                          RESTRICTIONS ON TRANSFER AND
                           OWNERSHIP OF CAPITAL STOCK

         Section 7.1 Definitions. The following terms have the following meanings:

         (a) "Charitable Beneficiary" means, with respect to any Trust, one or more organizations described in each of Section 170(b)(1)(A) and Section 170(c) of the Code that are named by the Corporation as the beneficiary or beneficiaries of such Trust, in accordance with the provisions of Section 7.16 hereof.

         (b) "Constructive Ownership" means ownership of Capital Stock by a Person who (i) either would own such shares directly or would have beneficial ownership under a nominee or custodial arrangement (in either case without taking into account the application of Section 544 of the Code, as modified by
Section 856(h)(1)(B)) or (ii) would be treated as the indirect or constructive owner of such shares through the application of Section 856(h)(3)(A)(i) of the Code or Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Constructive Owner", "Constructively Own", and "Constructively Owned" have correlative meanings.

         (c) "Individual" means any natural person and any entity that is included in the definition of individual in Section 542(a)(2) of the Code, but does not include a pension trust described in Section 401(a) of the Code which qualifies for lookthrough treatment under Section 856(h)(3)(A)(i) of the Code.

         (d) "Initial Date" means the earliest date upon which the Preferred Stock of the Corporation is beneficially owned by at least 100 Persons (determined under the principles of Section 865(a)(5) of the Code).

         (e) "Market Price" on a particular date means, with respect to any class or series of outstanding shares of Preferred Stock, the last sale price for such Preferred Stock, regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Preferred Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which such Preferred Stock is listed or admitted to trading or, if such Preferred Stock is not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Preferred Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Preferred Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Preferred Stock, the fair market value of the Preferred Stock, as determined in good faith by the Board of Directors of the Corporation.

         (f) "Ownership Limit" means not more than 5% of the aggregate initial liquidation value of the issued and outstanding Preferred Stock of the Corporation. The aggregate initial liquidation value of the issued and outstanding Preferred Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof. The Board of Directors also may determine that compliance with any restriction or limitation on stock ownership and transfers set forth in this
Article VII is no longer required for REIT qualification and, therefore, may waive compliance with such restriction or limitation in whole or in part or determine that, based upon then current law, such restriction or limitation may be modified.

         (g) "Prohibited Owner" means, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2, would own or Constructively Own Preferred Stock in violation of this Article VII and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

         (h) "Restriction Termination Date" means the first day after the Initial Date on which the Corporation determines pursuant to Section 10.4 that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT.

         (i) "Transfer" means any issuance, sale, transfer, gift, assignment, devise, or other disposition, as well as any other event that causes any Person to acquire Constructive Ownership of any Preferred Stock or the right to vote or receive dividends on Preferred Stock, or any agreement to take any such actions or cause any such events, including (i) the granting or exercise of any option (or any disposition of any option), (ii) any disposition of any securities or rights convertible into or exchangeable for Preferred Stock or any interest in Preferred Stock or any exercise of any such conversion or exchange right, (iii) transfers of interests in other entities that result in changes in Constructive Ownership of Preferred Stock, and (iv) the transfer of any Preferred Stock pursuant to a waiver of the Ownership Limit under Section 7.8; in each case, whether voluntary or involuntary, whether Constructively Owned and whether by operation of law or otherwise.

         (j) "Trust" means any trust described in Section 7.10.

         (k) "Trustee" means any Person, who shall not be an Affiliate of the Corporation or any Prohibited Owner, designated by the Corporation to act as trustee of any Trust, or any successor trustee thereof.

         Section 7.2 Ownership Limitations. During the period commencing on the Initial Date and ending on the Restriction Termination Date:

(a)      Basic Restrictions.

         i. No Individual shall Constructively Own Preferred Stock in excess of the Ownership Limit. In determining the Preferred Stock Constructively Owned by any Individual, the Preferred Stock Constructively Owned solely as a result of such Individual's status as a direct or indirect shareholder of the Bank shall not be considered. The Bank shall not be subject to the Ownership Limit restriction set forth in this Section 7.2(a)(i).

         ii. Notwithstanding any other provisions contained herein, any Transfer of Preferred Stock that, if effective, would result in Preferred Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Preferred Stock.

         (b) Transfers in Trust. If any proposed Transfer of Preferred Stock, if effective, would result in any Person Constructively Owning shares of Preferred Stock in violation of Section 7.2(a) hereof, then:

         i. that number of shares of Preferred Stock the Constructive Ownership of which otherwise would cause such Individual to violate Section 7.2(a) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in
     Section 7.10 hereof, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Individual shall acquire no rights in such shares; or

         ii. if the transfer to the Trust described in clause (i) above would not be effective for any reason to prevent the violation of Section 7.2(a), then the Transfer of that number of Preferred Stock that otherwise would cause any Individual to violate Section

     7.2(a) shall be void ab initio, and the intended transferee shall acquire no rights in such Preferred Stock.

         Section 7.3 Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2(a) hereof or that an Individual intends to acquire or has attempted to acquire Constructive Ownership of any Preferred Stock in violation of Section 7.2(a) (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 7.2(a) shall, where applicable, automatically result in the transfer to the Trust described above and shall, where applicable, be void ab initio, as provided above, irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

         Section 7.4 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Constructive Ownership of shares of Preferred Stock that will or may violate Section 7.2(a) or any Person who would have owned Preferred Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days' prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's status as a REIT.

         Section 7.5 Owners Required to Provide Information. During the period commencing on the Initial Date and ending on the Restriction Termination Date:

         (a) Each Person who is a Constructive Owner of more than one percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Preferred Stock, within 30 days of June 30 and December 31 of each year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Preferred Stock Constructively Owned by such owner, and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Constructive Ownership on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit.

         (b) Each Person who is a Constructive Owner of any shares of Capital Stock, and each Person (including the stockholder of record) who is holding Capital Stock for a Constructive Owner, shall provide to the Corporation such information as the Corporation may request from time to time, in good faith, in order to determine the Corporation's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

         Section 7.6 Remedies not Limited. Subject to Section 10.1, nothing contained in this Article VII shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

         Section 7.7 Ambiguity. In the case of any ambiguity in the application of any of the provisions of this Article VII, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of Article VII with respect to any situation based on the facts known to it. In the event this Article VII requires an action by the Board of Directors and the charter of the Corporation fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections
7.1 through 7.16.

         Section 7.8 Exceptions.

         (a) Subject to Section 7.8(b) hereof, upon the receipt a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, in its sole discretion, as it may deem necessary or advisable in order to determine or ensure that an exemption from the Ownership Limit or an increase in the Ownership Limit will not jeopardize the Corporation's status as a REIT, the Board of Directors, in its sole discretion, may exempt a Person from the Ownership Limit and may increase an Ownership Limit for such Person. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or increase.

         (b) An underwriter which participates in a public offering or a private placement of Preferred Stock (or securities convertible into or exchangeable for Preferred Stock) may own or Constructively Own shares of Preferred Stock (or securities convertible into or exchangeable for Preferred Stock) in excess of the Ownership Limit, but only to the extent necessary to facilitate such public offering or private placement.

         Section 7.9 Legend. Each certificate for Preferred Stock shall bear substantially the following legend:

         The shares represented by this certificate are subject to restrictions on Constructive Ownership and Transfer for the purpose of the Corporation's maintenance of its status as a REIT under the Code. If any of the restrictions on transfer or ownership are violated, the shares of Preferred Stock represented hereby may be automatically transferred to a Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be deemed to be void ab initio. All capitalized terms used in this legend have the meanings defined in the charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of shares of Preferred Stock of the Corporation on request and without charge.

         Section 7.10 Ownership in Trust. Upon any attempted Transfer or other event that would result in a transfer of Preferred Stock to a Trust pursuant to this Article VII, such Preferred Stock shall be deemed to have been transferred to the Trustee as trustee of such Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust. The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.16.

         Section 7.11 Status of Shares Held by the Trustee. Preferred Stock held by the Trustee shall be issued and outstanding Preferred Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

         Section 7.12 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to Preferred Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Preferred Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or distribution to the Corporation upon demand, and the Corporation shall pay such dividend or distribution to the Trustee. Any unpaid dividend with respect to the Prohibited Owner shall be rescinded as void. Any dividend or distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to applicable law, effective as of the date that the shares of Preferred Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the Preferred Stock have been transferred to the Trustee, and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Preferred Stock have been transferred into the Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

         Section 7.13 Liquidation Rights. The amount payable on the Prohibited Owner's ratable share of the Preferred Stock held in the Trust in the event of any voluntary or involuntary liquidation, dissolution or winding-up of affairs of the Corporation, out of the assets of the Corporation legally available for distribution to stockholders under applicable law, or the proceeds thereof, shall be limited to the price paid by the Prohibited Owner for the stock held in the Trust, or if no value was given, the price per share equal to the Market Price of such Preferred Stock on the day of the event causing such Preferred Stock to be held in the Trust.

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         Section 7.14 Sale of Shares by Trustee. Within 20 days after receiving notice from the Corporation that shares of Preferred Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a Person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in this Article VII. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.14. The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise, or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust, and (ii) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Preferred Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then such shares shall be deemed to have been sold on behalf of the Trust and, to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.14, such Prohibited Owner shall pay such excess amount to the Trustee upon demand.

         Section 7.15 Purchase Right in Preferred Stock Transferred to the Trustee. Shares of Preferred Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift), and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.14. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

         Section 7.16 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary or Beneficiaries of the interest in the Trust such that (i) the shares of Preferred Stock held in the Trust would not violate the restrictions set forth in this Article VII in the hands of such Charitable Beneficiary or Beneficiaries, and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055, and 2522 of the Code.

         Section 7.17 Settlement of Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

         Section 7.18 Enforcement. The Corporation is specifically authorized to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

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         Section 7.19 Non-Waiver. No delay or failure on the part of the
Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

                                  ARTICLE VIII

                   REPURCHASE OF SHARES; SUPERMAJORITY VOTES;
                      PREEMPTIVE RIGHTS; CUMULATIVE VOTING

         Section 8.1 Right to Repurchase Shares. In addition to the specific rights to redeem certain classes of shares upon the happening of certain events or under certain circumstances, as may otherwise be provided in the charter of the Corporation, the Corporation, through its Board of Directors, shall have the right and power to repurchase any of its outstanding shares at such times, for such considerations and upon such terms and conditions as may be agreed upon between the Corporation and the selling stockholder or stockholders.

         Section 8.2 No Preemptive or Appraisal Rights. Unless authorized by the Board of Directors, no holders of shares of the Corporation shall have any pre-emptive right to subscribe for or to purchase any shares of the Corporation of any class. No holder of shares of Capital Stock shall be entitled to exercise the rights of an objecting stockholder under Subtitle 2 of Title 3 of the Maryland General Corporation Law.

         Section 8.3 Limitation on Supermajority Votes. Notwithstanding any provision of law now or hereafter in force requiring or permitting for any purpose the vote or consent of the holders of shares entitling them to exercise two-thirds, or any other proportion, of the voting power of the Corporation or of any class or classes of shares thereof, such action, unless otherwise expressly required by the charter of the Corporation, may be taken by the vote or consent of the holders of shares entitling them to exercise a majority of the voting power of the Corporation, or of such class or classes of shares thereof.

         Section 8.4 No Cumulative Voting. Notwithstanding any provision of law now or hereafter in effect, no stockholder shall have the right to vote cumulatively in the election of directors. Without limiting the generality of the immediately preceding sentence, no stockholder shall have the right at any time in the election of directors either to give one candidate as many votes as the number of directors to be elected multiplied by the number of his or her votes, or to distribute his or her votes on the same principle among two or more candidates.

                                   ARTICLE IX

                  REIT QUALIFICATION; REPORTING COMPANY STATUS

         Section 9.1 REIT Qualification.

         (a) The Board of Directors shall use commercially reasonable efforts to take such actions as are necessary or appropriate to qualify and preserve the status of the Corporation as a real estate investment trust ("REIT") for purposes of the federal income tax laws.

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         (b) The Board of Directors shall use commercially reasonable efforts to take such actions as are necessary or appropriate to prevent classification of the Corporation as a "pension-held REIT" under the Code.

         (c) The Board of Directors shall use commercially reasonable efforts to take such actions as are necessary or appropriate to qualify and preserve the status of the Corporation as a "domestically controlled REIT" under the Code.

         (d) Subject to Section 10.4 hereof, if the Board of Directors determines that it is no longer in the best interests of the Corporation to continue to be qualified as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation's REIT election pursuant to Section 856(g) of the Code.

         Section 9.2 Reporting Company Status. At all times that any shares of Series A Preferred Stock are outstanding and are held by any Person other than the Bank or an Affiliate of the Bank, the Corporation shall maintain its status as a reporting company under the Securities Exchange Act of 1934.

                                   ARTICLE X

                                    DIRECTORS

         Section 10.1 Number of Directors; Independent Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation shall be four, which number may be increased or decreased pursuant to the charter and the bylaws of the Corporation, provided, however such number shall always be at least one. The previous sentence notwithstanding, at all times after the Closing Time (as such term is defined in the Underwriting Agreement) and so long as any shares of Series A Preferred Stock are outstanding, the Board of Directors of the Corporation shall consist of at least nine persons, at least three of whom shall be "Independent Directors," which means that such persons are not a director (with the exception of serving as an Independent Director of the Corporation), officer or employee of the Corporation, PFGI, the Bank or any of their Affiliates. For purposes of this Article X, any Preferred Directors elected pursuant to Section 6.3(b) hereof, shall be deemed to be additional Independent Directors.

         Section 10.2 Names of Directors. The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualified are:

                  Christopher J. Carey
                  Mark E. Magee
                  Anthony M. Stollings
                  Tayfun Tuzun

         Section 10.3 Standard of Review by Independent Directors. The Independent Directors shall consider the interests of the holders of both the Common Stock and all classes of Preferred Stock, specifically to include the holders of the Series A Preferred Stock, in




                                       24



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determining whether any proposed action requiring the approval of the Board of
Directors or of the Independent Directors is in the best interests of the Corporation.

         Section 10.4 Certain Actions Requiring Majority Approval of the Independent Directors. At all times that any shares of Series A Preferred Stock are outstanding, none of the following actions may be taken by the Corporation without the approval of a majority of the Independent Directors:

         (a) the issuance of any additional shares of stock of the Corporation, other than the Series B Preferred Stock;

         (b) the increase in the authorized number of shares of Series B Preferred Stock;

         (c) the termination or modification of, or the election not to renew, the Participation Agreement or Management Agreement, or the subcontracting of any duties under these agreements to third parties unaffiliated with the Bank;

         (d) a change in the Corporation's policy of limiting authorized investments which are not mortgages or other liens on and interests in real estate to no more than 20% of the value of the total assets of the Corporation or a change in the Corporation's investment policy that would be inconsistent with its exemption under the Investment Company Act;

         (e) any consolidation, conversion, merger, or share exchange that is not tax-free to holders of the Series A Preferred Stock unless such transaction is required to be approved by a two-thirds vote of the holders of the Series A Preferred Stock;

         (f) the determination to revoke the Corporation's status as a REIT or any amendment to the REIT-related transfer restrictions on any shares of the capital stock of the Corporation;

         (g) the dissolution, liquidation, or termination of the Corporation prior to the Optional Redemption Date;

         (h) the modification of the general distribution policy or the authorization or declaration of any distribution in respect of Common Stock for any year if, after taking into account any such proposed distribution, total distributions on the Capital Stock of the Corporation would exceed an amount equal to the sum of 105% of the Corporation's taxable income, excluding capital gains, for such year plus the Corporation's net capital gains for that year;

         (i) the redemption of any Common Stock of the Corporation; or

         (j) the amendment, alteration or repeal or other change of Article VII
- "restrictions on transfer and ownership of Capital stock."

         Section 10.5 Certain Actions Requiring Unanimous Approval of the Independent Directors. At all times that any shares of Series A Preferred Stock are outstanding, the prior



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unanimous approval of the Independent Directors is required to authorize the incurrence of Indebtedness other than Permitted Indebtedness; provided, however, that such approved Indebtedness, together with Permitted Indebtedness, may not, in the aggregate, exceed 20% of the Corporation's stockholder's equity as determined in accordance with generally accepted accounting principles in the United States.

                                   ARTICLE XI

                               DIRECTOR LIABILITY

         Section 11.1 Indemnification. The Corporation shall indemnify the members of its Board of Directors and officers of the Corporation to the fullest extent permitted by law.

         Section 11.2 Limitation on Director Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter or bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

                                  ARTICLE XII

                                   AMENDMENTS

         The Corporation reserves the right from time to time to make any amendment to its charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the charter of the Corporation, of any outstanding shares of the Corporation. All rights and powers conferred by the charter of the Corporation on stockholders, directors, and officers of the Corporation are granted subject to this reservation.

         THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

         FOURTH: The current address of the principal office of the Corporation in the State of Maryland is as set forth in Article III of the foregoing amendment and restatement of the charter.

         FIFTH: The name and address of the Corporation's current resident agent in the State of Maryland is as set forth in Article III of the foregoing amendment and restatement of the charter.

         SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article X of the foregoing amendment and restatement of the charter.

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         SEVENTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was 100 shares, $0.01 par value per share, all of one class. The aggregate par value of all shares of stock having par value was $1.00.

         EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 13,110,125 shares of stock, consisting of 6,210,000 shares of Common Stock, $0.01 par value per share, 6,900,000 shares of Series A Preferred Stock, $0.01 par value per share and 125 shares of Series B Preferred Stock, par value $2,500 per share. The aggregate par value of all authorized shares of stock having par value is $443,600.00.

         NINTH: The undersigned Chairman of the Board acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Chairman of the Board acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

                                       27



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         IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment and Restatement to be signed in its name and on its behalf by its Chairman of the Board and attested to by its Secretary on this 5th day of June, 2002.



ATTEST:                                 PFGI CAPITAL CORPORATION


/s/ Mark E. Magee                       By:   /s/ Tayfun Tuzun           (SEAL)
----------------------------                  -------------------------
Mark E. Magee                                 Tayfun Tuzun
Secretary                                     Chairman of the Board